Exhibit 10.1

    $ 14,980                                                                    March 1, 2006

PROMISSORY NOTE

ZYNEX MEDICAL HOLDINGS, INC.

For value received, Zynex Medical Holdings, Inc. (“Zynex”) promises to pay to the order of Thomas Sandgaard (hereinafter "Holder"), in legal tender, the sum of $14,980 (which includes principal of $14,476 plus accrued interest of $504 at 8.25% per annum from October 1, 2005 through February 28, 2006) with interest on the outstanding balance at the annual rate of 8.25%. This Note commences March 1, 2006 (hereinafter "Commencement Date"), and all obligations set forth herein are measured from this date. This Note will be repaid in equal monthly payments of principal and interest of $1,079.03, with the first payment due March 31, 2006, and each additional payment due on the last day of the next following month until paid in full; all principal and interest shall be fully repaid no later than 15 months after the Commencement Date. The note may be prepaid without penalty at Zynex’s option at any time.

In the event of a default under the terms of this Note, upon ten days following written demand by Holder of this Note to cure such default, and such default having not been cured, Holder may, at Holder's sole and absolute discretion, declare all remaining principal and interest immediately due and payable. Waiver by Holder hereof to enforce any provisions of this Note shall not operate to bar Holder's rights to enforce any provisions of this Note at any later time or for any later default.

All notices, payments and performance of the obligations under this Note shall be made at 1175 Castle Pointe Road, Castle Rock, CO 80104 or such other location as the holder may notify Zynex in writing. All notices or demands to the Company shall be given in writing to the Company’s principal office location at 8100 Southpark Way ,Suite A-9, Littleton, Colorado 80120. Notices to all parties will be deemed provided when actually received by the other party.

This Note shall be governed and interpreted under the laws of the State of Colorado.

Zynex Medical Holdings, Inc.

/s/ Peter J. Leveton

By:Peter J. Leveton Chief Financial Officer